UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2025

LODGING FUND REIT III, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-56082	83-0556111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 43rd Street South, Suite 205
Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 630-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 10, 2025, Lodging Fund REIT III, Inc. (the “Company”), through certain of its subsidiaries, entered into hotel management agreements (each, an “Agreement”) with Hotel Equities Group, LLC (“Hotel Equities”), a hotel management company based in Atlanta, Georgia, with respect to each of the eight hotel properties (the “Properties”) currently under hotel management agreements with National Hospitality Services, LLC (“NHS”), a hotel management company owned primarily by Norman Leslie, an officer and director of the Company who is also a 50% owner of Legendary Capital REIT III Sponsor, LLC (“the Sponsor”), the Company’s sponsor. Hotel Equities is currently providing certain management duties with respect to the Properties pursuant to a partnership agreement with NHS entered into in 2023, pursuant to which NHS received a loan from Hotel Equities and an ongoing revenue participation on certain hotels subject to the partnership agreement in exchange for NHS delegating certain hotel operational duties to Hotel Equities.  The newly executed Agreements between the Company and Hotel Equities are not within the scope of this partnership agreement. The hotel management agreements between certain of the Company’s subsidiaries and NHS with respect to the Properties were terminated, effective as of February 10, 2025. The Company did not incur any material early termination penalties in connection with such terminations.

The new Agreements appoint Hotel Equities as the exclusive manager for the Properties. Pursuant to the Agreements, Hotel Equities will receive a management fee equal to 3.00% of gross revenues of the Properties. Hotel Equities will also receive an accounting services fee of $2,500 per month, a revenue management fee of $2,000 per month, and a technology fee of $1,000 per month for accounting, data intelligence and budget forecast system costs, each with annual escalations of 3% or as set forth in the hotel operating budget. Hotel Equities will also receive a quarterly incentive fee equal to 0.45% of gross revenues of the Property to the extent four key performance indicators are achieved with respect to such quarter for such Property. Hotel Equities will also be reimbursed for its out-of-pocket expenses incurred in accordance with the hotel operating budget that are directly related to the performance of the hotel management functions. Each Agreement has a five-year initial term, which will be automatically renewed for additional 3-year terms unless earlier terminated by the parties. Except for certain circumstances described in the Agreement or otherwise agreed to by the parties, if Hotel Equities is not retained by the new property owner after a sale of the Property, Hotel Equities is entitled to an off-boarding fee equal to the management fees paid during the 12-month period immediately preceding the date of sale, subject to a 10% reduction following each 12-month period following the effective date of the Agreement. Hotel Equities is also entitled to a termination fee if Hotel Equities terminates the Agreement due to the Company failing to cure certain defaults under the Agreement or if the Company terminates the Agreement other than for cause, which fee is equal to the trailing 12 months of management fees paid to Hotel Equities immediately preceding the date of termination. Further, the Company is required to pay Hotel Equities an annual portfolio incentive fee of 15% of the combined gross operating profit for the Properties which is in excess of the budgeted gross operating profit for such calendar year, provided that total annual management fees, quarterly incentive fees, and portfolio incentive fees shall not exceed 4.5% of the total gross revenue for the calendar year.

The foregoing description of the Agreements does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Agreements.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The information in this Report set forth under Item 1.01 is incorporated herein by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGING FUND REIT III, INC.

Dated: February 12, 2025	BY:	/s/ Samuel C. Montgomery
Samuel C. Montgomery
Chief Financial Officer